Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Confirms That 510(k) Submission May Be Used To Seek

Clearance For CORTOSS® Bone Augmentation Material For The

Treatment Of Vertebral Compression Fractures

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, February 5, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported that it received confirmation from the FDA that a 510(k) submission, accompanied by supporting clinical and preclinical data, is the appropriate regulatory pathway for CORTOSS® Bone Augmentation Material for vertebroplasty.

Orthovita is nearing completion of patient enrollment for its pivotal, prospective, randomized clinical study for CORTOSS® Bone Augmentation Material, which has been conducted under an FDA Investigational Device Exemption (IDE). The protocol used in the study was developed in accordance with the FDA’s vertebral compression fracture guidance document. The study is designed to assess the safety and efficacy of CORTOSS® for the treatment of osteoporotic vertebral compression fractures as compared to commercially available polymethylmethacrylate (PMMA) bone cement. When this pivotal study is completed, approximately 2,500 patients will have been screened and 255 patients enrolled with a randomization of approximately 2:1 (162 patients treated using CORTOSS and the remaining patients treated using a PMMA bone cement) at 22 sites. Patients will be followed at intervals up to 24 months post-procedure. Orthovita plans to engage in further discussions with the FDA concerning the length of follow up data required for the regulatory submission. If data from the pivotal study is supportive, Orthovita intends to seek clearance to market CORTOSS through a 510(k) submission.

“We are very pleased that the regulatory pathway for CORTOSS has been determined to be the 510(k) process, as opposed to the more involved pre-market application, or PMA, process,” said Antony Koblish, president and chief executive officer of Orthovita, Inc. “This development provides clarity on the required process for submitting our extensive CORTOSS clinical and preclinical data package to the FDA as we seek to bring an important new medical device option to both physicians and patients for the treatment of vertebral compression fractures.”

CORTOSS has CE Certification for use in the European Union for screw augmentation and for vertebral augmentation of VCFs of the spine, which enables it to be sold in the European Union as well as in other countries that have adopted the European Union’s regulatory standards. CORTOSS is not approved for use or available for sale in the United States.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platform, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals (US), Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the timing of any submissions to the FDA related to CORTOSS clearance or approval; the timing of completion of enrollment of our CORTOSS U.S. pivotal study; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.